Exhibit (a)(5)(S)

Abstaining is saying no

At PT’s General Meeting of Shareholders, abstaining in unblocking of the articles of association is saying no

Abstaining is saying no to the normal functioning of the market.

It is saying no to the idea that everyone, not just a few people, should be free to decide what to do with their shares.

It is saying no to the right all shareholders, large and small, have to decide, even when they cannot attend the General Meeting of Shareholders for some reason.

It is saying no to the best market practices, defended and applied in most modern Western countries.

It is saying no to the recommendations issued by ISS-Institutional Shareholder Services Inc. and Glass Lewis & Co, which unequivocally advised voting in favour of unblocking of the articles of association, regardless of the price offered.

For the market to function as we all wish, for the market to wisely decide, it is necessary for all shareholders to say yes or no. It is necessary for everyone to assume a position.

Abstaining is not remaining neutral. Abstaining is not letting the market decide. Abstaining is taking a side. Abstaining is letting a few decide by many.

Abstaining is not saying nay, it is saying no, with all letters.

For the offer to be really decided by the market, unblocking of the articles of association is necessary.

For the offer to be really decided by the market, unblocking of the articles of association is necessary.

* * * *

Abster-se é dizer não

Na Assembleia Geral da PT, abster-se na desblindagem dos estatutos é dizer não

Abster-se é dizer não ao normal funcionamento do mercado.

É dizer não à ideia de que todos, e não apenas alguns, devem ter a possibilidade de decidir livremente o que fazer com as suas acções.

É dizer não ao direito que têm todos os accionistas, pequenos ou grandes, de poder decidir, mesmo que, por qualquer razão, estejam impedidos de ir à Assembleia Geral.

É dizer não às melhores práticas do mercado, defendidas e aplicadas na maioria dos países ocidentais modernos.

É dizer não às recomendações da ISS-Institutional Shareholder Services Inc. e da Glass Lewis & Co, que aconselharam de forma inequívoca o voto favorável à desblindagem dos estatutos, independentemente do preço de oferta.

Para que o mercado funcione como todos queremos, para que o mercado sabiamente decida, é preciso que todos os accionistas digam sim ou não. É preciso que todos assumam uma posição.

Abster-se não é manter-se neutro. Abster-se não é deixar que o mercado decida. Abster-se é tomar partido. Abster-se é deixar que alguns, poucos, decidam por muitos.

Abster-se não é dizer nim, é dizer não com todas as letras.

Para que a oferta seja realmente decidida pelo mercado, é necessária a desblindagem dos estatutos.

Para que a oferta seja realmente decidida pelo mercado, é necessária a desblindagem dos estatutos.

* * * *

IMPORTANT NOTICE

This document relates to the tender offer being made in Portugal (the “Portuguese Offer”) by Sonaecom, SGPS, S.A. (“Sonaecom”) and Sonaecom, B.V. for all ordinary shares and class A shares of Portugal Telecom, SGPS, S.A. (“PT”). The Portuguese Offer is made solely by a prospectus containing and setting out the terms and conditions of the Portuguese Offer (the “Portuguese Prospectus”). PT investors and security holders are urged to read the Portuguese Prospectus regarding the tender offer for PT in Portugal, because it contains important information. The Portuguese Prospectus and certain complementary documentation have been filed in Portugal with the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) (the “CMVM”). Free copies of the Portuguese Prospectus are available on the CMVM’s website at www.cmvm.pt. The Portuguese Prospectus is also available from Sonaecom on its website at www.sonae.com. Copies of the Portuguese Prospectus will not be mailed or otherwise distributed in or sent into or made available in the United States.

U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located may participate the tender offer by Sonae, SGPS, S.A. (“Sonae”), Sonaecom, and Sonaecom, B.V. (together with Sonae and Sonaecom, the “Purchasers”), for PT shares being conducted in the United States. The Purchasers have filed with the United States Securities and Exchange Commission (the “SEC”) a statement on Schedule TO, which includes an offer to purchase and related offer materials for all ordinary shares held by U.S. persons and for PT ADSs held by holders wherever located (collectively, the “Tender Offer Statement”). PT has filed a Solicitation/ Recommendation Statement on form Schedule 14D-9 with the SEC. U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located are advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they contain important information. U.S. INVESTORS AND U.S. HOLDERS OF PT SECURITIES AND ALL HOLDERS OF ADSs ARE URGED TO READ THE OFFER TO PURCHASE, THE STATEMENT ON SCHEDULE TO, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS AND SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the offer to purchase and related offer materials and the statement on Schedule TO, as well as other relevant documents filed with the SEC, at the SEC’s website at www.sec.gov. The offer to purchase and other transaction-related documents are being mailed to holders of PT securities eligible to participate in the U.S. offer and additional copies may be obtained for free from Innisfree M&A Incorporated, the information agent: 501 Madison Avenue, 20th Floor, New York, New York 10022, Toll Free (888) 750-5834, Banks and Brokers Call Collect (212) 750-5833.

This document does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval.

This document may contain forward-looking information and statements about Sonae, Sonaecom, PT or their combined businesses after completion of the proposed U.S. and Portuguese offers, based on the Purchasers’ current expectations or beliefs. Forward-looking statements are statements that are not historical facts. These forward-looking statements may relate to, among other things: management strategies; synergies and cost savings; future operations, products and services; integration of the businesses; market position; planned asset disposal and capital expenditures; net debt levels and EBITDA; and earnings per share growth, dividend policy and timing and benefits of the offer and the combined company. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forwarding-looking statements, including, but not limited to, changes in regulation, the telecommunications industry and economic conditions; the ability to integrate the businesses; obtaining any applicable governmental approvals and complying with any conditions related thereto; costs relating to the offer and the integration; litigation; and the effects of competition. Forward-looking statements may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions. Although these statements reflect our current expectations, which we believe are reasonable, investors and PT shareholders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. You are cautioned not to put undue reliance on any forward-looking information or statements. We do not undertake any obligation to update any forward-looking information or statements.

* * * *

3